EXHIBIT 21.1

1st United Bancorp, Inc. Subsidiaries, as of December 31, 2013

1st United Bancorp, Inc. subsidiaries

1st United Bank (Florida)

Equitable Equity Lending, Inc. (Florida)

1st United Bank subsidiaries

Advantage Asset Holdings, Inc. (Florida)

AFI Holdings, Inc. (Florida)

TBOM Mortgage Holdings, LLC (Florida)

United Assets Holdings Commercial, LLC (Florida)

United Assets Holdings Residential, LLC (Florida)

C1- Sugarland, LLC (Florida, 18.62% ownership interest)

United Assets Holdings, LLC (New York)

United Assets Holdings, LLC (New Jersey)